Exhibit 99.1

Item 6.	Selected Financial Data

Refer to Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, and the notes to the accompanying consolidated financial statements for additional information regarding the financial data presented below, including matters that might cause this data not to be indicative of our future financial condition or results of operations.

We operate in four industry segments: Truck, Engine, Parts, and Financial Services. A detailed description of our segments, products, and services, as well as additional selected financial data is included in “Our Operating Segments” in Item 1, Business, and in Note 15, Segment Reporting, to the accompanying consolidated financial statements.

Five-Year Summary of Selected Financial and Statistical Data

	As of and for the Years Ended October 31,
(in millions, except per share data)	2012(A)	2011(B)	2010	2009	2008
RESULTS OF OPERATIONS DATA
Sales and revenues, net	$12,695	$13,641	$11,867	$11,474	$14,585
Income (loss) from continuing operations before taxes	$(1,111)	$435	$338	$441	$229
Income tax benefit (expense)	(1,780)	1,417	(23)	(37)	(57)

Income (loss) from continuing operations	(2,891)	1,852	315	404	172
Loss from discontinued operations, net of tax	(71)	(74)	(48)	(59)	(38)

Net income (loss)	(2,962)	1,778	267	345	134
Less: Net income attributable to non-controlling interests	48	55	44	25	—

Net income (loss) attributable to Navistar International Corporation	$(3,010)	$1,723	$223	$320	$134

Amounts attributable to Navistar International Corporation common shareholders:
Income (loss) from continuing operations, net of tax	$(2,939)	$1,797	$271	$379	$172
Loss from discontinued operations, net of tax	(71)	(74)	(48)	(59)	(38)

Net income (loss)	$(3,010)	$1,723	$223	$320	$134

Basic earnings (loss) per share:
Continuing operations	$(42.53)	$24.68	$3.78	$5.34	$2.43
Discontinued operations	(1.03)	(1.02)	(0.67)	(0.83)	(0.54)

Net income (loss)	$(43.56)	$23.66	$3.11	$4.51	$1.89

Diluted earnings (loss) per share:
Continuing operations	$(42.53)	$23.61	$3.70	$5.28	$2.35
Discontinued operations	(1.03)	(0.97)	(0.65)	(0.82)	(0.53)

Net income (loss)	$(43.56)	$22.64	$3.05	$4.46	$1.82

Weighted average number of shares outstanding:
Basic	69.1	72.8	71.7	71.0	70.7
Diluted	69.1	76.1	73.2	71.8	73.2

BALANCE SHEET DATA
Total assets	$9,102	$12,291	$9,730	$10,028	$10,390
Long-term debt:(C)
Manufacturing operations	$2,733	$1,881	$1,841	$1,670	$1,639
Financial services operations	833	1,596	2,397	2,486	3,770

Total long-term debt	$3,566	$3,477	$4,238	$4,156	$5,409

Redeemable equity securities	$5	$5	$8	$13	$143

(A)	In 2012, the Company recognized net income tax expense of $1.8 billion, which includes an increase in our deferred tax valuation allowance on our U.S. deferred tax assets, partially offset by the release of our deferred tax valuation allowance on our Canadian deferred tax assets.
(B)	In 2011, the Company recognized an income tax benefit of $1.5 billion from the release of a portion of our deferred tax valuation allowance on our U.S. deferred tax assets.
(C)	Exclusive of current portion of long-term debt.